Exhibit 99-B.8.66
AMENDMENT TO PARTICIPATION AGREEMENT

The participation agreement, dated as of October 10, 2000, by and among ING Life Insurance and Annuity Company (formerly known as Aetna Life Insurance and Annuity Company) (ILIAC), T. Rowe Price Investment Services, Inc. and T. Rowe Price Services, Inc. (the ""Agreement"") is hereby amended as follows:

1. ReliaStar Life Insurance Company (""ReliaStar"") and ReliaStar Life Insurance Company of New York (ReliaStar New York) are added as parties to the Agreement..
2. Unless otherwise amended, all references to the word ""Company"" shall now be defined as ILIAC, ReliaStar and ReliaStar New York.

3. Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following Sections 1(a), 1(b), 1(c):

1(a) ILIAC represents that it has established Variable Annuity Accounts B, C, D and F and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the ""Accounts""), each of which is a separate account under Connecticut Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the ""1940 Act""), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ILIAC to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

1(b) ReliaStar represents that it has established Separate Account One and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the ""Accounts""), each of which is a separate account under Minnesota Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the ""1940 Act""), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ReliaStar to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

1(c) ReliaStar New York represents that it has established a separate account for its 401(k) business and may establish such other accounts as may be set forth in Schedule A attached hereto and as may be amended from time to time with the mutual consent of the parties hereto (the ""Accounts""), each of which is a separate account under New York Insurance law, and has registered or will register each of the Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the ""1940 Act""), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ReliaStar New York to an Account for investment in the shares of one of more specified open-end management investment companies available through that Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the participant or Contract owner, as applicable under a particular Contract.

4. The reference to Schedule D in Section 2(f) of the Agreement is hereby amended to refer to Schedule C.

5. Section 7(a) of the Agreement is hereby deleted in its entirety and replaced with the following Section 7(a):

(a) ILIAC, ReliaStar and ReliaStar New York represent and warrant they are each an insurance company duly organized, existing in good standing under the laws of the State of Connecticut, the State of Minnesota and the State of New York, respectively.

6. Section 13(b) of the Agreement is hereby deleted in its entirety and replaced with the following Section 13(b):

Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:
ING Life Insurance and Annuity Company 151 Farmington Avenue Hartford, Connecticut 06156 Attention: Julie E. Rockmore
ReliaStar Life Insurance Company 151 Farmington Avenue Hartford, Connecticut 06156 Attention: Julie E. Rockmore
ReliaStar Life Insurance Company of New York 151 Farmington Avenue Hartford, Connecticut 06156 Attention: Julie E. Rockmore
To the Distributor:
T. Rowe Price 100 East Pratt Street Baltimore, Maryland 21202

Attn: Randy Kiser Copy to: Laura Chasney, Esquire

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date as of _____________, January 1, 2003__

T. Rowe Price Investment Services, Inc.		T. Rowe Price Services, Inc.

By:	/s/ Laura Chasney	By:	/s/ Laura Chasney
Name:	Laura Chasney	Name:	Laura Chasney
Title:	Vice President	Title:	Vice President

ING Life Insurance and Annuity Company

By:	/s/ Brian Haendiges
Name:	Brian Haendiges
Title:	Vice Presidednt

ReliaStar Life Insurance Company		ReliaStar Life Insurance Company of New York

By:	/s/ Brian Haendiges	By:	/s/ Brian Haendiges
Name:	Brian Haendiges	Name:	Brian Haendiges
Title:	Vice President	Title:	Vice President